EXHIBIT 10.17

State of Missouri

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 29th day of July 2024, between Jeremy P. Concannon, located at [*] (“Employee”) and Verde Renewables Inc, located at 8112 Maryland Ave, Suite 400, St. Louis, MO 63105 (“Employer’’). The Employee and The Employer may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

1. Services. The Employee agrees to assume the role of Chief Growth Officer for Verde Renewables Inc and all its sister companies under the parent company, Verde Resources Inc. The Chief Growth Officer (CGO) is responsible for overseeing and driving the company’s growth strategies and initiatives. This includes identifying and pursuing new business opportunities, optimizing revenue streams, and ensuring the company’s sustained growth and profitability.

The Client agrees to assign the following responsibilities for the specific tasks outlined below:

Description of Role
•	Develop and execute comprehensive growth strategies that align with the company’s overall goals and objectives.

•	Identify and evaluate new market opportunities, partnerships, and acquisitions to expand the company’s reach and revenue.

•	Lead the development and implementation of innovative growth initiatives across all subsidiaries.

•	Collaborate with the executive team to define and track key performance indicators (KPis) for growth.

•	Oversee the marketing, sales, and business development teams to ensure alignment and effective execution of growth plans.

•	Analyze market trends, competitive landscape, and customer feedback to inform strategic decisions.

•	Foster a culture of continuous improvement, excellence and innovation within the organization.

•	Manage the budget and allocate resources effectively to maximize growth potential.

•	Ensure compliance with all relevant regulations and standards.

1

2. Term and Termination. This Agreement shall commence on the 1st day of August 2024 and end on Sept 30th 2027. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. If either party wants to cancel the Agreement, there is a Sixty (60) day advanced notice for Termination. The Employer reserves the right to terminate this agreement on any of the following grounds:

•	Breach of major terms and conditions of agreement
•	Serious misconduct or engaging in activities which have serious adverse implications on the image and reputation of the employer.
•	Committing any criminal offense during the course of work or conviction of any criminal offense which is punishable by imprisonment.

3. Remuneration. EMPLOYER will pay to the EMPLOYEE and for all obligations specified in this Agreement, a monthly W2 salary of $5,000.00 (Five Thousand US Dollars) as a form of remuneration.

Unless otherwise stated, EMPLOYEE shall be responsible for all taxes in connection with this Agreement. EMPLOYER shall carry no workers compensation insurance or any health or accident insurance on the EMPLOYEE.

4. Limitation of Liability. EMPLOYEE will not be liable for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Agreement or the transactions it contemplates (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether has been advised of the possibility of any such damage. In no event will EMPLOYEE’s liability exceed the price paid by EMPLOYER for the Services giving rise to the claim or cause of action.

5. Non-Compete and Conflict of lnterest. During the term of this Agreement, EMPLOYEE is prohibited from engaging in any commercial interests or businesses that may constitute a conflict of interest or be detrimental to the EMPLOYER’S interests.

6. Working hours. EMPLOYEE is entitled to flexible working hours subject to completion of all executive tasks and assignments as required.

7. Amendments. No amendment to the terms stated in this Agreement will be effective unless it is in writing and signed by both Parties.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, including its labor laws, but excluding its conflicts of law provisions.

9. Disputes. Any dispute arising from this Agreement shall be resolved through mediation.

10. Travel Expenses. The EMPLOYER will reimburse the EMPLOYEE for all reasonable travel expenses incurred in the course of performing duties related to work, subject to prior written approval by the EMPLOYER. Such expenses may include, but are not limited to, transportation, lodging, and meals. To be eligible for reimbursement, the Employee must submit detailed receipts and a completed expense report in accordance with the EMPLOYER’s expense reimbursement policy.

11. Special Clause. In the event that Verde Resources Inc, the parent company of the EMPLOYER, successfully lists on NASDAQ during the term of this agreement, the EMPLOYEE’s remuneration package will be restructured to align with industry standards, subject to board approval. This adjustment formally acknowledges the Service Provider’s substantial contribution to the successful NASDAQ listing.

2

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Date: July 29, 2024	Verde Renewables Inc.

	By:	/s/ Jack Wong
	Name:	Jack Wong
	Title:	CEO

	By:	/s/ Jeremy Concannon
	Name:	Jeremy Concannon
	Title:	CGO

3